Exhibit 99.1

Investor Contact: Michael Greiner
Avanos Medical, Inc.
Investor.Relations@avanos.com

Media Contact: Katrine Kubis
Avanos Medical, Inc.
CorporateCommunications@avanos.com

Avanos Medical, Inc. Appoints Indrani Franchini to Board of Directors
ALPHARETTA, Ga., July 1, 2024 / PRNewswire / -- Avanos Medical, Inc. (NYSE: AVNS) today announced that Indrani Franchini has been appointed as a new independent member of the Avanos board of directors.

“We are excited to welcome Indrani Franchini to the Avanos board," remarked Gary Blackford, Avanos board chair. "Her experience with a broad range of global companies will be invaluable to Avanos as we pursue our vision of getting patients back to the things that matter."

“Avanos is committed to addressing some of today’s most important healthcare needs and I am thrilled to join its board as a new independent director,” said Franchini.

Most recently, Franchini served as Executive Vice President and Chief Legal Officer at Alnylam Pharmaceuticals. From June 2017 to July 2021, she served as Executive Vice President and Chief Compliance Officer at Alexion Pharmaceuticals, Inc., where she led a comprehensive transformation of the company’s compliance program. Prior to that, Franchini held various roles in legal and compliance at Hess Corporation, a Fortune Global 500 leader in oil and gas exploration and production. She also spent nearly 10 years at Pfizer in various positions, including supporting the global pharmaceutical business. Upon graduating from law school, Franchini practiced law at Milbank LLP, where she spent six years working in the firm’s New York and Tokyo offices.

With this new appointment, the Avanos board now comprises six directors, five of whom are independent, including three women, two of whom are ethnically diverse.

About Avanos Medical, Inc.
Avanos Medical, Inc. (NYSE: AVNS) is a medical technology company focused on delivering clinically superior medical device solutions that will help patients get back to the things that matter. Headquartered in Alpharetta, Georgia, we are committed to addressing some of today’s most important healthcare needs, including providing a vital lifeline for nutrition to patients from hospital to home, and reducing the use of opioids while helping patients move from surgery to recovery. We develop, manufacture and market our recognized brands globally and hold leading market positions in multiple categories across our portfolio. For more information, visit Avanos.com and follow Avanos Medical on X (@AvanosMedical), LinkedIn and Facebook.

SOURCE Avanos Medical, Inc.

Exhibit 99.1
For further information: Investor Contact: Michael Greiner, Avanos Medical, Inc., Investor.Relations@Avanos.com; Media Contact: Katrine Kubis, Avanos Medical, Inc., CorporateCommunications@Avanos.com